Exhibit 10.24

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives annual compensation that is comprised of a combination of cash and equity-based compensation. Management directors do not receive any additional compensation for services as a director. Each non-management director receives an annual retainer of $100,000 and additional applicable retainers or fees as set forth in the following paragraph.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee Chair receives $25,000, the Compensation Committee Chair receives $20,000, the Nominating and Corporate Governance Chair receives $17,500 and the Finance Committee Chair receives $17,500. The independent Board Chair (or the independent Lead Director in the event the Board Chair is not independent) receives an additional $200,000 annual retainer. Members of the Succession Committee received $5,000 per month of service ($10,000 for the Chair) while such Committee was in service during 2023.

Each non-management director may elect to receive all or a portion of his or her retainer amounts on a deferred basis in the form of deferred stock units, or DSUs. Each DSU is equivalent to one share of our common stock. Dividends paid by us are credited toward the purchase of additional DSUs and are distributed together with the underlying DSUs. DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

In addition, each non-management director receives equity compensation valued at $165,000 per year. The equity compensation is awarded annually in the form of DSUs, granted to directors shortly after the date of the annual stockholder meeting, and will be distributed in common shares after the director’s service on the Board ends. Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The annual grant of DSUs may vest pro-rata based upon the number of months the director has served during the current term in the event that a director’s service as a member of the Board ends before May 1 of the calendar year following the Company’s most recent annual meeting.